Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS SECOND QUARTER FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— $82.4 Million in Second Quarter U.S. Net Sales; Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – August 8, 2013 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the second quarter ended June 30, 2013. U.S. net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $82.4 million. The first quarter net sales of $75.4 million included a favorable gross-to-net adjustment of $4.4 million relating to prior periods. Ex-U.S. net sales of XTANDI for the quarter, as reported by Astellas, were $3.7 million. XTANDI was granted marketing authorization in the European Union in June 2013.

“The European Union’s recent decision to grant XTANDI marketing authorization marks an important milestone as access to XTANDI begins to expand beyond the United States,” said David Hung, M.D., president and chief executive officer of Medivation, Inc. “Medivation and Astellas also achieved significant clinical milestones for XTANDI during the quarter by completing enrollment in the Phase 2 TERRAIN trial evaluating enzalutamide head-to-head versus bicalutamide and initiating a Phase 2 trial in androgen receptor positive, triple-negative breast cancer, where there is a significant unmet need. We and Astellas look forward to the results of the interim analysis for PREVAIL, our Phase 3 trial in men with advanced prostate cancer who have not yet received chemotherapy, which will occur in 2013.”

Recent Developments

XTANDI® (enzalutamide) capsules

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U.S. net sales of XTANDI were $82.4 million in the second quarter of 2013. XTANDI was approved by the U.S. Food and Drug Administration on August 31, 2012 and was made available for shipment on September 13, 2012. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S. and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

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Ex-U.S. net sales of XTANDI were $3.7 million in the second quarter of 2013. Outside the U.S., Astellas has responsibility for developing and commercializing XTANDI and pays Medivation a tiered royalty ranging from the low teens to the low twenties on aggregate net sales of XTANDI. XTANDI was granted marketing authorization in the European Union in June 2013 for the treatment of adult men with metastatic castration-resistant prostate cancer whose disease has progressed on or after docetaxel therapy. The European marketing approval triggered a $15 million milestone payment to Medivation during the second quarter under its collaboration agreement with Astellas.

•	Received marketing approval for XTANDI in Canada and South Korea for the post-chemotherapy indication.

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Filed for marketing approval for XTANDI in Japan in May 2013, and was subsequently granted priority review, which reduces the agency’s review time to approximately nine months. The Japanese filing triggered a $5 million milestone payment to Medivation during the second quarter under its collaboration agreement with Astellas.

•	Submitted applications to market XTANDI for the post-chemotherapy indication in Argentina, Australia, Brazil, South Africa and Switzerland.

Enzalutamide Clinical Development Program

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Exceeded the protocol-specified number of radiographic progression-free survival (PFS) events for the final analysis of the Phase 3 PREVAIL trial, and plan on conducting an interim overall survival (OS) analysis in 2013. The PREVAIL trial is evaluating enzalutamide versus placebo in 1,717 men with metastatic castration-resistant prostate cancer (mCRPC) who have not yet received chemotherapy. The co-primary endpoints in this trial are OS and PFS. Enrollment in this trial was completed in May 2012.

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Advanced the development program comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with LHRH analog therapy or surgical castration.

•	Completed patient enrollment in the TERRAIN trial, which enrolled approximately 370 men with metastatic disease primarily in Europe; and

•	Continued patient enrollment in the STRIVE trial, which is enrolling approximately 400 men with either metastatic or non-metastatic disease primarily in the U.S.

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Enrolled the first patient in a Phase 2 clinical trial evaluating enzalutamide as a single agent for the treatment of advanced, androgen receptor (AR)-positive, triple-negative breast cancer (TNBC). The Phase 2 open label, single-arm, multicenter trial plans to enroll approximately 80 patients with AR-positive, TNBC at sites in the United States, Canada and Europe. The primary endpoint of the trial is clinical benefit rate, defined as the proportion of patients with a best response of complete response, partial response or stable disease at ≥ 16 weeks.

Corporate Developments

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Hired Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path. for the newly-created position of senior vice president of new projects. Dr. Kelsey’s primary responsibility will be to drive new product candidates into clinical development. He was previously with Geron Corporation and Genentech.

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Elected Dawn Graham and Wendy L. Yarno to the Medivation Board of Directors. Ms. Graham is the retired president of Europe and Canada at Merck & Co., Inc. Ms. Yarno is the retired chief marketing officer of Merck.

Second Quarter Financial Results

XTANDI U.S net sales for the second quarter of 2013, as reported by Astellas, were $82.4 million compared to $75.4 million in the first quarter of 2013. The first quarter net sales of $75.4 million included a favorable gross-to-net adjustment of $4.4 million relating to prior periods. Ex-U.S. net sales of XTANDI, as reported by Astellas, were $3.7 million in the second quarter of 2013. Medivation’s collaboration revenue was $70.1 million for the second quarter of 2013, which consists of three components: collaboration revenue attributable to U.S. XTANDI net sales ($41.2 million), collaboration revenue attributable to ex-U.S. XTANDI sales ($480 thousand) and collaboration revenue attributable to up-front and development milestone payments ($28.5 million).

Total operating expenses for the quarter ended June 30, 2013 were $70.1 million, compared with total operating expenses of $43.9 million for the same period in 2012. These figures include non-cash stock-based compensation expense of $8.1 million in the quarter ended June 30, 2013, compared with $5.6 million for the same period in 2012.

Medivation reported a net loss of $4.9 million, or $0.07 per diluted share, for the quarter ended June 30, 2013, compared with a net loss of $5.5 million, or $0.08 per diluted share, for the same period in 2012, adjusted on a post-split basis.

At June 30, 2013, cash, cash equivalents and short-term investments totaled $245.9 million, compared with $296.2 million at December 31, 2012.

2013 Financial Outlook

For the full year 2013, Medivation expects U.S. net sales of XTANDI, as reported by Astellas, to be in the range of $345-365 million. Medivation continues to expect total operating expenses, net of cost-sharing payments from Astellas, to be between $285 million and $300 million.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

About XTANDI

Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules, including precautions, warnings, adverse reactions, and contraindications for the treatment of patients with metastatic castration resistant prostate cancer who have previously received docetaxel.

About XTANDI® (enzalutamide) capsules

XTANDI is indicated for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

Important Safety Information for XTANDI

Contraindications- XTANDI can cause fetal harm when administered to a pregnant woman based on its mechanism of action. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions- In the randomized clinical trial, seizure occurred in 0.9% of patients on XTANDI. No patients on the placebo arm experienced seizure. Patients experiencing a seizure were permanently discontinued from therapy. All seizures resolved.

Patients with a history of seizure, taking medications known to decrease the seizure threshold, or with other risk factors for seizure were excluded from the clinical trial. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity where sudden loss of consciousness could cause serious harm to themselves or others.

Adverse Reactions- The most common adverse drug reactions (≥ 5%) reported in patients receiving XTANDI in the randomized clinical trial were asthenia/fatigue, back pain, diarrhea, arthralgia, hot flush, peripheral edema, musculoskeletal pain, headache, upper respiratory infection, muscular weakness, dizziness, insomnia, lower respiratory infection, spinal cord compression and cauda equina syndrome, hematuria, paresthesia, anxiety, and hypertension. Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and in 6% on placebo (no Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients and 2% on placebo. One percent of XTANDI patients compared to 0.3% on placebo died from infections or sepsis. Falls or injuries related to falls occurred in 4.6% of XTANDI patients vs 1.3% on placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas. Grade 1 or 2 hallucinations occurred in 1.6% of XTANDI patients and 0.3% on placebo, with the majority on opioid-containing medications at the time of the event.

Drug Interactions:- Effect of Other Drugs on XTANDI: Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers can alter the plasma exposure of XTANDI and should be avoided if possible.

Effect of XTANDI on Other Drugs: XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information, please visit www.XtandiHCP.com.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at www.medivation.com.

The statements in this press release under the caption “2013 Financial Outlook” as well as statements regarding the timing of the PREVAIL interim analysis are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2013, which is expected to be filed on August 8, 2013 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$100,987	$71,301
Short-term investments	144,956	224,939
Receivable from collaboration partner	64,319	35,458
Restricted cash	343	343
Prepaid expenses and other current assets	14,711	12,175

Total current assets	325,316	344,216
Property and equipment, net	16,324	13,262
Restricted cash, net of current	9,899	8,843
Other non-current assets	6,369	5,545

Total assets	$357,908	$371,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,944	$2,073
Accrued expenses and other current liabilities	57,485	48,951
Deferred revenue	25,396	33,862

Total current liabilities	86,825	84,886
Convertible Notes, net of unamortized discount of $56,774 and $62,743 at June 30, 2013 and December 31, 2012, respectively	201,976	196,007
Deferred revenue, net of current	—	8,465
Other non-current liabilities	7,475	8,863

Total liabilities	296,276	298,221
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 75,095,615 and 74,774,939 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	751	748
Additional paid-in capital	384,485	364,412
Accumulated other comprehensive income	12	33
Accumulated deficit	(323,616)	(291,548)

Total stockholders’ equity	61,632	73,645

Total liabilities and stockholders’ equity	$357,908	$371,866

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Collaboration revenue	$70,149	$42,912	$116,303	$79,737
Operating expenses:
Research and development expenses	28,205	21,550	53,113	41,580
Selling, general and administrative expenses	41,890	22,337	85,458	38,024

Total operating expenses	70,095	43,887	138,571	79,604

Income (loss) from operations	54	(975)	(22,268)	133
Other income (expense), net:
Interest expense	(4,982)	(4,688)	(9,870)	(5,273)
Interest income	52	56	126	83
Other income (expense), net	10	83	9	(15)

Total other income (expense), net	(4,920)	(4,549)	(9,735)	(5,205)

Net loss before income tax (expense) benefit	(4,866)	(5,524)	(32,003)	(5,072)
Income tax (expense) benefit	(32)	24	(65)	12

Net loss	$(4,898)	$(5,500)	$(32,068)	$(5,060)

Basic and diluted net loss per common share	$(0.07)	$(0.08)	$(0.43)	$(0.07)

Weighted average common shares used in the calculation of basic and diluted net loss per common share	75,013	72,770	74,919	72,339